Exhibit 23.3



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of Elan Corporation, plc pertaining to the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan, the 1989 Stock Plan of Athena Neurosciences, Inc., and the Genica Pharmaceuticals Corporaton 1989 Option Plan, all plans as assumed by Elan Corporation, plc, of our report dated February 2, 1996, with respect to the consolidated financial statements and schedule of Athena Neurosciences, Inc. ("Athena") included in Athena's Annual Report (Form 10-K), filed with the Securities and Exchange Commission.


                                    ERNST & YOUNG LLP




Palo Alto, California
June 28, 1996